Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of AeroVironment, Inc. of our report dated January 31, 2025, relating to the consolidated financial statements of BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC) (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
McLean, Virginia

January 31, 2025